Exhibit 99
                                                                      ----------


                               [Logo of ORBCOMM]
              ORBCOMM NARROWS NET LOSS IN THE FIRST QUARTER OF 2008

      - Net Additions of Nearly 29,000 Billable Subscriber Communicators -
        - Total Revenues Decrease 1.4%, Service Revenues Increase 22.9% -

Fort Lee, NJ, May 8, 2008 - ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company focused on two-way Machine-to-Machine (M2M) communications, today announced financial results for the first quarter ended March 31, 2008.

The following financial highlights are in thousands of dollars, except per share data and average shares outstanding.

                                            For the three months ended March 31,
                                                             2008          2007

     Total Revenues                                         $5,879       $5,961
       Service Revenues                                     $4,855       $3,950
       Product Sales                                        $1,024       $2,011
     Net Loss                                                $(534)     $(2,939)
     Net Loss per Common Share                              $(0.01)      $(0.08)
     Average Shares Outstanding (basic and diluted)     41,803,000   37,036,000
     EBITDA (1) (3)                                          $(602)     $(3,624)
     Adjusted EBITDA (2) (3)                                  $208      $(1,696)

     (1) EBITDA is defined as earnings before interest income (expense), provision for income taxes and depreciation and amortization. ((2)) Adjusted EBITDA is defined as EBITDA, less stock-based compensation expense. ((3)) A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Loss is among other financial tables at the end of this release. See below.

Total Revenues for the quarter ended March 31, 2008 were $5.9 million, a decrease of 1.4% compared to the first quarter of 2007. Service Revenues increased 22.9% to $4.9 million for the first quarter from the comparable period of 2007 due primarily to an increase in the billable subscriber communicator base. Product Sales decreased in the first quarter by $1.0 million or 49.1% from the first quarter of 2007 due to a decline in purchases from a large value-added reseller in the transportation sector.

The Company reported a net loss of $0.5 million in the first quarter of 2008, an improvement of 81.8% compared to a net loss of $2.9 million in the first quarter of 2007. Costs and Expenses decreased 29.5%, or $3.0 million, to $7.1 million in the first quarter of 2008 compared to the same period in the prior year, including a gain from the settlement of claims from ORBCOMM Japan of $0.9 million, comprised of cash and a 37% equity interest. Costs and Expenses primarily related to service revenues (excluding cost of product sales and gain on settlement) decreased 16.1% in the first quarter of 2008 compared to the first quarter of 2007.

At March 31, 2008, ORBCOMM reported approximately 380,000 billable subscriber communicators, representing net additions of nearly 29,000, or an increase of 8.1%, over the company's base of billable subscriber communicators at December 31, 2007. In the first quarter of 2008, more than 60% of the net additions resulted from original equipment manufacturer (OEM) installations.

"The increasing growth of subscriber communicators coming from OEM customers demonstrates the wide adoption of ORBCOMM as the standard for commercial OEM telematics, a business that provides more predictable revenue growth," said Marc Eisenberg, ORBCOMM's Chief Executive Officer. "While Product Sales from our subsidiary are down year-over-year, reflecting the shift from Aftermarket sales to OEM sales, other ORBCOMM-certified manufacturers are showing significant volume increases that will support the future growth in subscriber communicator additions."

"We also improved our profitability metrics by growing Service Revenues 22.9% over the prior year quarter and reducing Costs and Expenses related to service revenues by 16.1%," said Robert Costantini, ORBCOMM's Chief Financial Officer. "The operating leverage of our business model will continue to move us toward profitability as we grow the subscriber communicator base that drives Service Revenues."

"We are always looking for new opportunities to grow and enhance our business, as demonstrated by our recent business highlights," added Mr. Eisenberg. "The added spectrum gained by the Federal Communications Commission's extension of our license allows us to improve our service; our interest in ORBCOMM Japan enhances our presence in the Asia region; and new technologies, such as the dual-mode product by Wavecom, enable us to shorten the development cycle of our value-added resellers."

Business Highlights
-------------------

Selected recent business highlights include:

     o The Federal Communications Commission approved ORBCOMM's next-generation constellation, assigned additional spectrum for ORBCOMM's use, renewed the space station license for an additional fifteen year term until the year 2025, and approved ORBCOMM's operation of the Automatic Identification System, a maritime tracking signal receiver. These actions support ORBCOMM's next-generation orbital deployment plan, which will enhance the global coverage provided by the current ORBCOMM satellite constellation and allow the Company to implement a variety of enhanced subscriber services.

     o ORBCOMM and Wavecom (Paris:AVM) (NASDAQ:WVCM) entered into a joint marketing agreement whereby the two companies will address the growing demand for devices that combine both satellite and terrestrial wireless communications. Wavecom intends to promote dual-mode services that combine ORBCOMM with terrestrial wireless networks. In addition, Wavecom announced the Wavecom Q52 Omni Wireless device providing a combination of cellular, satellite and GPS technology on a single


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

         device. The Q52 embodies unprecedented integration by embedding control of all three technologies on a single processor, enabling significant cost savings over existing multiprocessor solutions.

     o The Company obtained a 37% stake in ORBCOMM Japan Ltd., enabling it to better serve Japan and surrounding countries. ORBCOMM intends to increase its ownership in ORBCOMM Japan to 51%, which will enable ORBCOMM to market its services in Japan directly to its International Value-Added Resellers and will give ORBCOMM greater control over the operations in the important Japanese market.


Financial Results and Highlights
--------------------------------

Balance Sheet
Cash and Cash Equivalents as of March 31, 2008 decreased $1.2 million to $114.4 million from $115.6 million at December 31, 2007. This decrease was attributable mainly to the Company's investment in satellites and other fixed assets totaling $1.5 million. In the first quarter of 2008, net cash generated by operating activities was $0.1 million.

Revenue
Total Revenues for the first quarter of 2008 were $5.9 million, a decrease of $0.1 million, or 1.4%, from the prior-year period. Service Revenues for the first quarter were $4.9 million, an increase of $0.9 million or 22.9% over the prior-year's first quarter due primarily to an increase in the billable subscriber communicator base. Product Sales were $1.0 million, a 49.1% decrease from the comparable period in 2007 due to lower communicator unit sales to a large value-added reseller in the transportation sector.

Billable Subscriber Communicators
Billable subscriber communicators are defined as subscriber communicators that are shipped and activated for usage and billing at the request of the customer, without forecasting a timeframe for when individual units will be generating usage and billing. It includes terrestrial as well as satellite units.

As of March 31, 2008, there were approximately 380,000 billable subscriber communicators, compared to 351,000 billable subscriber communicators as of December 31, 2007, an increase of 8.1%. Billable subscriber communicator net additions of nearly 29,000 units for the first quarter of 2008 represented an increase of 12.8% over the net additions of billable subscriber communicators in the first quarter of 2007.

Costs and Expenses
Costs and Expenses decreased 29.5%, or $3.0 million, to $7.1 million in the first quarter of 2008 compared to the same period in the prior year, including a gain from the settlement of claims from ORBCOMM Japan of $0.9 million, comprised of cash and a 37% equity interest. The settlement gain resulted from distributions related to a bankruptcy rehabilitation plan. Costs and Expenses in the first quarter of 2008, excluding Cost of Product Sales and Gain on Customer Claims Settlement, decreased 16.1%, or $1.3 million, over the first quarter of 2007, primarily due to decreases in stock-


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

based compensation of $1.1 million and professional fees of $0.4 million offset by increases in other employee costs.

Net Loss
Net loss was reduced to $0.5 million for the first quarter of 2008 compared to a net loss of $2.9 million in the prior period, an improvement of 81.8%.

ORBCOMM's net loss per common share was $0.01 for the three months ended March 31, 2008 compared to net loss per common share of $0.08 for the prior year quarter.

EBITDA and Adjusted EBITDA
EBITDA is defined as earnings before interest income (expense), provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company's operations, including our ability to obtain and maintain our customers, our ability to operate our business effectively, the efficiency of our employees and the profitability associated with their performance; it also helps our management and investors to meaningfully evaluate and compare the results of our operations from period to period on a consistent basis by removing the impact of our financing transactions and the depreciation and amortization impact of capital investments from our operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, less stock-based compensation expense (Adjusted EBITDA), is useful to investors to evaluate the Company's core operating results and financial performance, because the exclusion of stock-based compensation expense is useful given the significant variation in expense that can result from changes in the fair market value of the Company's common stock. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, net loss or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented among other financial tables at the end of this release.

EBITDA for the first quarter of 2008 was negative $0.6 million, compared to an EBITDA of negative $3.6 million in the first quarter of 2007.

Adjusted EBITDA for the first quarter of 2008 was $0.2 million, compared to an Adjusted EBITDA of negative $1.7 million in the first quarter of 2007. This is the second consecutive quarter of positive Adjusted EBITDA, with the improvement due to an increase in Service Revenues and a reduction in Costs and Expenses, including the settlement gain.

2008 Guidance
-------------

The company is maintaining the 2008 guidance previously issued. For 2008, ORBCOMM expects net additions for billable subscriber communicators of between 170,000 and 190,000 units. This


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

represents an increase of between 48% and 54% to the total subscriber communicator base. The Company expects Service Revenues to be between $22 million and $25 million.

ORBCOMM expects positive full-year Adjusted EBITDA for 2008.


Investment Community Conference Call
------------------------------------

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM's business and address questions.

Domestic participants should dial 800-254-5933 at least ten minutes prior to the start of the call. International callers should dial 973-409-9255. The conference call identification number is 46344235. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company's web site at www.orbcomm.com, click on investor relations tab, then select "Presentations and Webcasts," to access the link to the call. To listen to a telephone replay of the conference call, please dial 800-642-1687 domestically or 706-645-9291 internationally and enter reservation identification number 46344235. The replay will be available from approximately 12:00 PM ET on Friday, May 9, 2008, through 11:59 PM ET on Thursday, May 15, 2008.

Alternatively, to access the live webcast, please visit the Company's website at www.orbcomm.com, click on "Investor Relations" and select "Presentations and Webcasts." An archive of the webcast will be available following the call for one week.

About ORBCOMM Inc.
ORBCOMM is a leading global satellite data communications company, focused on Machine-to-Machine (M2M) communications. Its customers include General Electric, Caterpillar Inc., Volvo Group and Komatsu Ltd. among other industry leaders. By means of a global network of 29 low-earth orbit (LEO) satellites and accompanying ground infrastructure, ORBCOMM's low-cost and reliable two-way data communications products and services track, monitor and control mobile and fixed assets in four core markets: commercial transportation; heavy equipment; industrial fixed assets; and marine/homeland security. The Company's products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. ORBCOMM is headquartered in Fort Lee, New Jersey and has a network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements
Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management's current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. Our actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the substantial losses we have incurred and expect to continue to incur; demand for and market acceptance of our products and services and the applications developed by our resellers; loss or decline in business from the Asset Intelligence division of General Electric Company ("GE"), value-added resellers, or VARs, and international value-added resellers, or IVARs; technological changes; pricing pressures and other competitive factors; the inability of our international resellers to develop markets outside the United States; satellite launch failures, satellite launch and construction delays and cost overruns and in-orbit satellite failures or reduced performance; the failure to launch the Coast Guard demonstration satellite by the definitive launch date; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation; financial market conditions and the results of financing efforts; political, legal regulatory, governmental, administrative and economic conditions and developments in the United States and other countries and territories in which we operate; changes in our business strategy; and the other risks described in our filings with the Securities and Exchange Commission. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
Investor Inquiries:                                Media Inquiries:
Robert Costantini                                  Jennifer Lattif
Chief Financial Officer, ORBCOMM Inc.              The Abernathy MacGregor Group
703-433-6305                                       212-371-5999
Costantini.robert@orbcomm.com                      jcl@abmac.com

                                                       ORBCOMM Inc.
                                          Condensed Consolidated Balance Sheets
                                            (in thousands, except share data)
                                                       (Unaudited)

                                                                              March 31,                 December 31,
                                                                                2008                        2007
                                                                       ------------------------    ------------------------
                                                          ASSETS

Current assets:
   Cash and cash equivalents                                            $        114,400            $        115,587
   Accounts receivable, net of allowances for doubtful accounts
     of $203 and $388                                                              4,110                       5,284
   Inventories                                                                     3,538                       2,722
   Advances to contract manufacturer                                                 158                         158
   Prepaid expenses and other current assets                                         994                       1,078
                                                                       ------------------------    ------------------------
          Total current assets                                                   123,200                     124,829
Long-term receivable                                                                 230                         542
Investment in affiliate                                                              640                         -
Satellite network and other equipment, net                                        51,322                      49,704
Intangible assets, net                                                             5,200                       5,572
Other assets                                                                         991                         992
Deferred tax assets                                                                  184                         184
                                                                       ------------------------    ------------------------

        Total assets                                                    $        181,767            $        181,823
                                                                       ========================    ========================

                                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                     $          3,340            $          4,373
   Accrued liabilities                                                            12,498                      12,305
   Current portion of deferred revenue                                             1,590                       1,435
                                                                       ------------------------    ------------------------
        Total current liabilities                                                 17,428                      18,113
Note payable - related party                                                       1,296                       1,170
Deferred revenue, net of current portion                                           1,656                       1,507
Other liability                                                                      184                         184
                                                                       ------------------------    ------------------------
        Total liabilities                                                         20,564                      20,974
                                                                       ------------------------    ------------------------

Commitments and contingencies

Stockholders' equity:
   Common stock, par value $0.001; 250,000,000 shares authorized;
       41,872,329 and 41,658,066 shares issued and outstanding                        42                          42
   Additional paid-in capital                                                    225,842                     224,899
   Accumulated other comprehensive loss                                             (711)                       (656)
   Accumulated deficit                                                           (63,970)                    (63,436)
                                                                       ------------------------    ------------------------
        Total stockholders' equity                                               161,203                     160,849
                                                                       ------------------------    ------------------------

        Total liabilities and stockholders' equity                      $        181,767            $        181,823
                                                                       ========================    ========================



                                                  ORBCOMM Inc.
                                 Condensed Consolidated Statements of Operations
                                      (in thousands, except per share data)
                                                   (Unaudited)

                                                                                     Three months ended
                                                                                          March 31,
                                                                            --------------------------------------
                                                                                  2008                 2007
                                                                            -----------------    -----------------
Revenues:
     Service revenues                                                       $      4,855         $      3,950
     Product sales                                                                 1,024                2,011
                                                                            -----------------    -----------------
        Total revenues                                                             5,879                5,961
                                                                            -----------------    -----------------
Costs and expenses (1):
     Costs of services                                                             2,034                2,353
     Costs of product sales                                                        1,281                2,106
     Selling, general and administrative                                           4,445                5,311
     Product development                                                             256                  360
     Gain on customer claims settlement                                             (876)                   -
                                                                           -----------------    -----------------
        Total costs and expenses                                                   7,140               10,130
                                                                            -----------------    -----------------

Loss from operations                                                              (1,261)              (4,169)

Other income (expense):
     Interest income                                                                 766                1,279
     Other income                                                                     11                    3
     Interest expense                                                                (50)                 (52)
                                                                            -----------------    -----------------
        Total other income                                                           727                1,230
                                                                            -----------------    -----------------
Net loss                                                                    $       (534)        $     (2,939)
                                                                            =================    =================
Net loss per common share:
     Basic and diluted                                                      $      (0.01)        $      (0.08)
                                                                            =================    =================
Weighted average common shares outstanding:
     Basic and diluted                                                            41,803               37,036
                                                                            =================    =================

(1) Stock-based compensation included in costs and expenses:

          Costs of services                                                 $         48         $        220
          Costs of product sales                                                      20                   29
          Selling, general and administrative                                        727                1,637
          Product development                                                         15                   42
                                                                            -----------------    -----------------
                                                                            $        810         $      1,928
                                                                            =================    =================


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


                                                       ORBCOMM Inc.
                                      Condensed Consolidated Statements of Cash Flows
                                                      (in thousands)
                                                        (Unaudited)

                                                                                           Three months ended
                                                                                               March 31,
                                                                             -----------------------------------------------
                                                                                     2008                      2007
                                                                             ----------------------    ---------------------
Cash flows from operating activities:
     Net loss                                                                 $             (534)       $          (2,939)
     Adjustments to reconcile net loss to net cash provided by
       operating activities:
       Change in allowance for doubtful accounts                                            (185)                      (2)
       Depreciation and amortization                                                         648                      542
       Accretion on note payable - related party                                              33                       33
       Stock-based compensation                                                              810                    1,928
       Gain on customer claims settlement                                                   (640)                       -
     Changes in operating assets and liabilities:
       Accounts receivable                                                                 1,671                      142
       Inventories                                                                          (816)                   1,400
       Advances to contract manufacturer                                                       -                       27
       Prepaid expenses and other current assets                                              84                     (514)
       Accounts payable and accrued liabilities                                           (1,236)      105
       Deferred revenue                                                                      304                       13
                                                                             ----------------------    ---------------------
     Net cash provided by operating activities                                               139                      735
                                                                             ----------------------    ---------------------
Cash flows from investing activities:
     Capital expenditures                                                                 (1,458)                  (3,007)
     Purchases of marketable securities                                                        -                  (19,050)
     Sales of marketable securities                                                            -                    6,800
                                                                             ----------------------    ---------------------
     Net cash used in investing activities                                                (1,458)                 (15,257)
                                                                             ----------------------    ---------------------
Cash flows from financing activities:
     Proceeds from exercise of warrants                                                      133                        -
     Payment of offering costs in connection with initial public offering                      -                     (599)
     Payment of offering costs in connection with secondary public offering                  (40)                       -
                                                                             ----------------------    ---------------------
     Net cash provided by (used in) financing activities                                      93                     (599)
                                                                             ----------------------    ---------------------
Effect of exchange rate changes on cash and cash equivalents                                  39                       (6)
                                                                             ----------------------    ---------------------
Net decrease in cash and cash equivalents                                                 (1,187)                 (15,127)

Cash and cash equivalents:
     Beginning of period                                                                 115,587                   62,139
                                                                             ----------------------    ---------------------
     End of period                                                            $          114,400          $        47,012
                                                                             ======================    =====================
Supplemental cash flow disclosures:
     Non cash investing activities -
     Capital expenditures incurred not yet paid                               $            1,895        $           5,630
                                                                             ======================    =====================


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


The following table reconciles our Net Income (Loss) to EBITDA and Adjusted EBITDA for the periods shown:



                                                                                   Three months ended
                                                                                       March 31,
                                 (in thousands)                                  2008            2007
                                 --------------                                  ----            ----
       Net Loss                                                                 $(534)         $(2,939)
       Net interest (income) expense                                             (716)          (1,227)
       Provision for income taxes                                                   -                -
       Depreciation and amortization                                              648              542
                                                                            ----------       ----------
       EBITDA                                                                    (602)          (3,624)
                                                                            ----------       ----------
       Stock-based compensation                                                   810            1,928
                                                                            ----------       ----------
       Adjusted EBITDA                                                          $ 208          $(1,696)
                                                                            ----------       ----------















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